UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

CONOCO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONOCO INC.

600 North Dairy Ashford
Houston, Texas 77079

April 2, 2002

Dear Stockholder:

      On behalf of your board of directors and management, you are cordially invited to attend the annual meeting of stockholders to be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas on May 21, 2002 at 10:30 a.m.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please either complete and return the enclosed proxy card in the accompanying envelope or submit your proxy using the Internet or telephone procedures provided. Please note that submitting a proxy using any one of these methods will not prevent you from attending the meeting and voting in person.

      You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Conoco’s 2001 Annual Report to Stockholders is also enclosed with these materials.

      In addition to the formal items of business to be brought before the meeting, there will be a report on Conoco’s operations during 2001, followed by a question and answer period. Your interest in Conoco is appreciated. We look forward to seeing you on May 21.

Sincerely,

Archie W. Dunham
Chairman, President and Chief Executive Officer

INTRODUCTION
VOTING PROCEDURES
Who May Vote
How to Vote
Proxies Can Be Revoked
Meeting Attendance
Required Votes
Expenses of Solicitation
Proxies for Participants in Conoco Plans
PRINCIPAL STOCKHOLDERS
Principal Stockholders Table
PROPOSAL 1
Nominees for Class I Directors for a Three-Year Term to Expire in 2005
Information on Directors Continuing in Office
Committees of the Board of Directors
Board Compensation
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Beneficial Ownership Table
Section 16(a) Beneficial Ownership Reporting Compliance
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option Grants Table
Option Exercises Table
Retirement Benefits
Pension Plan Table
Severance Arrangements
Certain Relationships and Related Transactions
COMPENSATION COMMITTEE REPORT
Compensation Philosophy and Strategy
Compensation Programs
Compensation of the Chief Executive Officer
STOCK PERFORMANCE GRAPHS
AUDIT AND COMPLIANCE COMMITTEE REPORT
PROPOSAL 2 Ratification of the Appointment of Independent Accountants
ADDITIONAL INFORMATION
Stockholder Proposals for the 2003 Annual Meeting
Advance Notice Required for Stockholder Nominations and Proposals
Annual Report on Form 10-K
APPENDIX A

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 21, 2002

To the Stockholders of Conoco Inc.:

      The annual meeting of stockholders of Conoco Inc. will be held at the Omni Houston Hotel Westside, 13210 Katy Freeway, Houston, Texas on May 21, 2002 at 10:30 a.m. The purpose of the meeting is to vote on the following proposals described in the accompanying proxy statement, and any other business that may properly be presented at the meeting or any reconvened meeting after any adjournment of the meeting:

Proposal 1.	Election of three directors to serve for a three-year term.

Proposal 2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Conoco’s independent public accountants for 2002.

Only stockholders of record at the close of business on March 22, 2002 may vote at the meeting.

      You are cordially invited to attend the meeting in person. If you are unable to attend the meeting, please submit your proxy by Internet or telephone, or by signing, dating and returning the accompanying proxy card as soon as possible.

By Order of the Board of Directors

E. Julia Lambeth
Corporate Secretary

April 2, 2002

600 North Dairy Ashford
Houston, Texas 77079

CONOCO INC.

600 North Dairy Ashford
Houston, Texas 77079

PROXY STATEMENT

INTRODUCTION

      The board of directors of Conoco Inc. is soliciting proxies to be used at the 2002 annual meeting of stockholders. Conoco expects to mail this proxy statement and the accompanying proxy card to stockholders beginning on or about April 2, 2002. The mailing address of Conoco’s principal executive offices is 600 North Dairy Ashford, Houston, Texas 77079. For a period of ten days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at Conoco’s executive offices for inspection by stockholders during ordinary business hours for proper purposes.

VOTING PROCEDURES

Who May Vote

      Holders of record of common stock at the close of business on March 22, 2002 will be entitled to vote their shares at the annual meeting. As of the record date, Conoco had 626,528,244 shares of common stock outstanding. Each share is entitled to one vote.

How to Vote

      If you are a stockholder of record, you may vote in one of four ways:

•	by attending the meeting and voting in person;

•	by submitting your proxy on the Internet at the address listed on your proxy card;

•	by submitting your proxy using the toll-free number listed on your proxy card; or

•	by signing, dating and returning your proxy card in the envelope provided.

For Internet addresses and telephone numbers for submitting your proxy, please review your proxy card. Also, please review your proxy card for the specific date and time before which your proxy card must be received.

      If your shares are held in an account at a brokerage firm or bank, you may submit your voting instructions by signing and timely returning the enclosed voting instruction form, by Internet at the address shown on your voting instruction form, by telephone using the toll-free number shown on that form or by providing other proper voting instructions to the registered owner of your shares.

      If you either return your signed proxy card or submit your proxy using the Internet or telephone procedures that may be available to you, your shares will be voted as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the second proposal. If you return your signed proxy card and do not specify how you want to vote your shares, your shares will be voted “FOR” the proposals set forth in this proxy statement. If any other items of business properly come before the meeting, the persons named in the proxy card will vote in accordance with their best judgment.

Proxies Can Be Revoked

      You can revoke your proxy at any time before its exercise in any of the following ways:

•	by submitting written notice to the Corporate Secretary of Conoco stating that you would like to revoke your proxy;

•	by submitting another proxy card that is properly signed and later dated;

•	by submitting a later proxy by Internet or telephone; or

•	by attending and voting in person at the annual meeting.

Meeting Attendance

      Because of limited seating, only stockholders, their proxy holders and Conoco’s guests may attend the annual meeting. If you plan to attend, you must be a stockholder of record as of March 22, 2002, or you must bring with you a brokerage statement or other evidence showing beneficial ownership of common stock on March 22, 2002. Directions to the meeting site are on the back cover of this booklet.

Required Votes

      The directors will be elected by a plurality of the votes of shares of common stock present in person or represented by proxy at the annual meeting. Ratification of the appointment of the independent accountants will require the approval of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the matter.

      The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on that proposal) are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions. Accordingly, because the vote required for approval of the ratification of the appointment of independent accountants is a majority of the voting power present in person or by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposals.

Expenses of Solicitation

      Solicitation of proxies for use at the annual meeting may be made by mail, telephone or in person, by directors, officers and regular employees of Conoco. Such persons will receive no additional compensation for any solicitation activities. Conoco will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by such entities, and Conoco will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies from Conoco stockholders will be borne by Conoco.

Proxies for Participants in Conoco Plans

      If you are a participant in the Thrift Plan for Employees of Conoco Inc. or the Thrift Plan for Retail Employees of Conoco Inc., you will receive voting instructions for those holdings in addition to the voting instructions you will receive for your individual holdings. If you are a participant in the American Century Brokerage account, you will receive separate voting instructions for those holdings. If you are a record holder of common stock or a participant in any eligible stock plans for employees outside the United States, you will receive a separate proxy card for each of these holdings. Please complete, sign and mail all proxy cards and voting instructions you receive, or submit a proxy for all of your holdings via Internet or telephone, to ensure that all of your shares are represented at the annual meeting. An independent fiduciary for the thrift plans will direct the voting, in its discretion, of all shares held in the thrift plans for which no voting instructions are received by May 14, 2002.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership as of February 28, 2002 of shares of common stock by each person or entity known to Conoco to be a beneficial owner of 5% or more of the common stock.

Principal Stockholders Table

	Common Stock

	Number	Percent
Name and Address	of Shares	of Class

FMR Corp.(1)	77,414,162	12.4%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Based on a Schedule 13G filed with the SEC on February 14, 2002 by FMR Corp. on behalf of itself, Mr. Edward C. Johnson, chairman of FMR Corp., Ms. Abigail P. Johnson, a director of FMR Corp., and Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. Includes 71,059,798 shares beneficially owned by Fidelity, which acts as an investment advisor to various registered investment companies (the “Fidelity Funds”), 3,302,041 shares beneficially owned by Fidelity Management Trust Company (“FMT”), a wholly owned subsidiary of FMR, and 3,043,671 shares beneficially owned by Fidelity International Limited (“FIL”), a company of which Mr. Johnson is the chairman, although FMR disclaims beneficial ownership of shares owned by FIL. Each of Mr. Johnson and FMR Corp., through the control of Fidelity and FMT, has sole power to dispose of 74,361,839 shares and sole voting power with respect to 2,985,341 shares. Each of the Fidelity Funds’ boards of trustees has voting power over the shares held by each fund. Mr. Johnson and Ms. Johnson, who together own 36.5% of the outstanding voting stock of FMR Corp., may be deemed to be part of a controlling group with respect to FMR Corp.

PROPOSAL 1

Election of Directors

(Item 1 on Proxy Card)

      Conoco’s current restated certificate of incorporation provides that the board of directors will consist of not less than six nor more than 15 directors. The current number of authorized directors is set at ten. The board of directors is classified into three classes, designated Class I, Class II and Class III, with terms expiring in 2002, 2003 and 2004, respectively. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting to serve full three-year terms, or until their successors are elected and qualified. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors.

      Unless you withhold authority to vote for directors in the proxy, your shares will be voted for the election of the three nominees listed below. The directors will be elected by a plurality of the votes of shares of common stock present in person or represented by proxy at the meeting. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons the board of directors recommends.

      The board of directors recommends that you vote “FOR” election of each nominee listed below. Properly submitted proxy cards and voting instructions will be so voted unless stockholders specify otherwise.

      The terms of office for the three directors in Class I expire at this annual meeting. The board of directors has selected the nominees listed below for election as Class I directors. If elected, each director will serve until the annual meeting of stockholders in 2005 or until he is succeeded by another qualified director who has been elected. The terms of office of all other directors expire at the annual meeting in 2003 or 2004, as the case may be. The board of directors held nine meetings in 2001. All directors, other than A.R. Sanchez, Jr., attended at least 75% of the meetings of the board of directors and the committees thereof of which they are members. Mr. Sanchez attended 65% of such meetings. The following biographical information regarding the nominees for director and each current director is as of March 15, 2002.

Nominees for Class I Directors for a Three-Year Term to Expire in 2005

Ruth R. Harkin, age 57, has been a Class I director since October 1998. She has been Senior Vice President, International Affairs and Government Relations of United Technologies Corporation and Chair of United Technologies International, UTC’s international representation arm, since June 1997. Prior to serving in her current position, Ms. Harkin was the President and Chief Executive Officer of the Overseas Private Investment Corporation in the Clinton administration from 1993 to 1997. Ms. Harkin was elected as a prosecutor in the office of the County Attorney of Story County, Iowa in 1973. She also served as Deputy General Counsel at the U.S. Department of Agriculture and was Of Counsel at the law firm of Akin, Gump, Strauss, Hauer & Feld. Ms. Harkin is a member of the Board of Visitors of the College of Business Administration, University of Iowa. She also sits on the boards of the National Association of Manufacturers, the Korea Society and the U.S.-Russia Business Council and was the Year 2000 U.S. Working Chair of the TransAtlantic Business Dialogue.

Frank A. McPherson, age 68, has been a Class I director since October 1998. He served as Chairman and Chief Executive Officer of Kerr-McGee Corporation from 1983 until retirement in February 1997. He joined Kerr-McGee in 1957 and held many technical, operational and managerial positions, including President from 1980 to 1983. He is a past director of the Federal Reserve Bank of Kansas City and the Oklahoma State University Foundation Board of Trustees. Mr. McPherson serves on the boards of directors of Kimberly-Clark Corp., BOK Financial Corporation, Tri-Continental Corporation, Seligman Quality Fund, Inc., Seligman Select Municipal Fund, Inc. and the Seligman Group of Mutual Funds. He is also a member of the boards of the American Petroleum Institute, Integris Health, Oklahoma Chapter of Nature Conservancy, Oklahoma City Chamber of Commerce, Oklahoma City Public School Foundation, Oklahoma Medical Research Foundation and Oklahoma Foundation for Excellence in Education.

General Charles C. Krulak, age 60, has been a Class I director since May 2000. He has been Chairman and Chief Executive Officer of MBNA Europe since January 2001. Prior to serving in his current position, General Krulak served as Senior Vice Chairman of MBNA America from September 1999 through January 2001. During his 35-year career in the Marine Corps, General Krulak served two tours of duty in Vietnam and rose through several command and staff positions to the position of Commandant of the Marine Corps and member of the Joint Chiefs of Staff from June 1995 to September 1999. Among many decorations, he holds the Defense Distinguished Service Medal, the Silver Star Medal, the Bronze Star Medal with Combat “V” and two gold stars, the Purple Heart with gold star and the Meritorious Service Medal.

Information on Directors Continuing in Office

Class II Directors with Terms Expiring in 2003

Archie W. Dunham, age 63, has been a Class II director since July 1998. He has been President and Chief Executive Officer of Conoco since 1996 and Chairman of the Board since August 1999. He joined Conoco in 1966 and subsequently held a number of commercial and managerial positions within Conoco and E. I. du Pont de Nemours and Company (“DuPont”). Mr. Dunham is also a member of the boards of directors of Louisiana-Pacific Corporation, Phelps Dodge Corporation and Union Pacific Corporation. Mr. Dunham is a former Executive Vice President, Exploration Production and Executive Vice President, Refining, Marketing, Supply and Transportation for Conoco. He was also a Senior Vice President, Polymers and an Executive Vice President of DuPont. He is a director of the American Petroleum Institute, the U.S.-Russia Business Council and the Greater Houston Partnership. He is a past Chairman of both the United States Energy Association and the National Petroleum Council and a member of The Business Council and The Business Roundtable. Mr. Dunham is also a member of the board of visitors at the University of Oklahoma. He serves on the board of the Memorial Hermann Healthcare System in Houston, the board of visitors of M.D. Anderson Cancer Center and the board of trustees of the Houston Symphony, the George Bush Presidential Library and the Smithsonian Institution. Mr. Dunham is the Chairman and a trustee of the Houston Grand Opera.

William K. Reilly, age 62, has been a Class II director since October 1998. He has been President and Chief Executive Officer of Aqua International Partners, an investment group which finances water improvements in developing countries, since June 1997. Prior to serving in his current position, Mr. Reilly was a consultant to the Texas Pacific Group from December 1994 to June 1997. Formerly, Mr. Reilly was a visiting professor at the Institute of International Studies at Stanford University and served as Administrator of the U.S. Environmental Protection Agency from February 1989 to January 1993. Mr. Reilly was president of the Conservation Foundation from 1973 to 1989 and, after its affiliation with World Wildlife Fund in 1985, served as President of both groups. He also serves on the boards of the American Academy in Rome, DuPont, Ionics, Incorporated, National Geographic Society, The Presidio Trust and Royal Caribbean International. Mr. Reilly also is Chairman of the Board of the World Wildlife Fund.

Franklin A. Thomas, age 67, has been a Class II director since October 1998. He has been a consultant to the TFF Study Group, a non-profit initiative assisting development in southern Africa, since April 1996. Mr. Thomas was President and Chief Executive Officer of The Ford Foundation from 1979 to 1996. He also serves as a director of Alcoa, Inc., Avaya Inc., Citigroup Inc., Cummins, Inc., Lucent Technologies, Inc. and PepsiCo, Inc.

Class III Directors with Terms Expiring in 2004

Richard H. Auchinleck, age 51, has been a Class III director since October 2001. He served as President and Chief Executive Officer of Gulf Canada Resources Limited from February 1998 to June 2001. Mr. Auchinleck joined Gulf Canada in 1976. In July 1997, he was appointed Chief Operating Officer of Gulf Canada, and in September of the same year he was given the additional role of Chief Executive Officer for Gulf Indonesia Resources Limited, which he held until February 1998. Mr. Auchinleck received a bachelor of applied science degree in chemical engineering from the University of British Columbia in 1976. He is a director of Gulf Indonesia and Hydro One, Inc. and Sonic Mobility, a Founding Director and Lifetime Member of the Canadian Heavy Oil Association and a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

Kenneth M. Duberstein, age 57, has been a Class III director since May 2000. He has been Chairman and CEO of the Duberstein Group, a strategic planning and consulting company, since 1989. Mr. Duberstein served as White House Chief of Staff and Deputy Chief of Staff to President Ronald Reagan and Deputy Under Secretary of Labor during the Ford Administration. He serves on the boards of the Boeing Company, Fannie Mae, Fleming Co. and the St. Paul Companies, and is on the Board of Governors for the NASD and the American Stock Exchange. He also is a trustee of Franklin & Marshall College and Johns Hopkins University and serves on a wide range of commissions, tasks forces and cultural, educational and volunteer boards: Vice Chairman of the Kennedy Center for Performing Arts, Harvard University/ Kennedy School’s Institute of Politics Senior Advisory Committee, the Reagan Institute of Emergency Medicine and the National Alliance to End Homelessness. Mr. Duberstein is a Director of the Council on Foreign Relations and Chairman of the Ethics Committee for the U.S. Olympics Committee.

William R. Rhodes, age 66, has been a Class III director since October 1998. He has been a Senior Vice Chairman of Citigroup, Inc. since December 2001 and was Vice Chairman of Citigroup, Inc. from May 1999 to December 2001 and Vice Chairman of Citicorp/ Citibank from July 1991 to May 1999. Mr. Rhodes is Chairman of the Americas Society and Council of the Americas, Vice Chairman of the Institute of International Finance, Chairman of CHIPCo, a Director of the Private Export Funding Corporation and a member of South African President Thabo Mbeki’s International Advisory Board. He also serves on many Boards including: The Group of Thirty, The Africa-America Institute, and the U.S.-Egypt Presidents’ Council. He is also a member of the Council on Foreign Relations and the Foreign Policy Association. Mr. Rhodes is a past Chairman of the U.S. Advisory Committee of the Export-Import Bank of the United States, past Chairman of the U.S. Section of the Venezuela-U.S. Business Council, past President of the Venezuela-American Chamber of Commerce and past President of the Bankers Association for Foreign Trade. He is a Governor and Trustee of The New York Presbyterian Hospital and a Director of the New York City Partnership and Chamber of Commerce, a Vice Chairman of the Metropolitan Museum of Art Business Committee and Chairman’s Committee. He is a member of the Board of Overseers of the Watson Institute for International Studies at Brown University and Chairman of the Board of Trustees of the Northfield Mount Hermon School.

A.R. “Tony” Sanchez, Jr., age 59, has been a Class III director since August 1999. He has been active in the oil and gas industry since 1973. Mr. Sanchez has been the Chief Executive Officer and Chairman of the Board for Sanchez Oil & Gas Corp. since 1974. A member of the University of Texas System Board of Regents, Mr. Sanchez is on the boards of directors of International BancShares Corporation, ZixIt Corporation, the University of Texas Investment Management Company, the University of Texas Foundation for Entrepreneurial Excellence, the Texas Water Foundation, the Smithsonian Institution, the LBJ Foundation, the American Petroleum Institute, the Independent Petroleum Institute of America, the National Petroleum Council, the InterState Oil and Gas Compact Commission, and Little League Baseball.

Committees of the Board of Directors

Audit and Compliance Committee

Members: Frank A. McPherson, Chairman

           Kenneth M. Duberstein
           Ruth R. Harkin
           A.R. Sanchez, Jr.

Number of meetings in 2001: Eight

The Audit and Compliance Committee is responsible for:

•	monitoring the integrity of Conoco’s financial reporting process and systems of internal controls;

•	discussing with management, the independent auditors and the internal auditors the integrity of Conoco’s financial reporting processes and controls, significant corporate risk exposures, and the steps management has taken to monitor, control, and report such exposures, as well as discussing significant findings prepared by the independent auditors and the internal auditors together with management’s responses;

•	discussing and appraising the performance and independence of Conoco’s independent auditors and internal auditors, including responsibility for selecting (subject to stockholder ratification), evaluating, and, where appropriate, replacing the independent auditors, who are ultimately responsible to the board of directors and the Audit and Compliance Committee;

•	monitoring Conoco’s compliance and Safety, Health, and Environmental programs for adherence to applicable laws and regulations and discussing with management all significant Legal and Safety, Health, and Environmental issues and incidents; and

•	maintaining direct lines of communication with the board of directors and Conoco’s management, internal auditors and independent auditors.

The Audit and Compliance Committee charter, which is attached as Appendix A to this proxy statement, contains a detailed description of the committee’s duties and responsibilities.

Compensation Committee

Members: Franklin A. Thomas, Chairman

           General Charles C. Krulak
           William K. Reilly
           William R. Rhodes

Number of Meetings in 2001: Eight

The Compensation Committee is responsible for:

•	overseeing and administering Conoco’s executive compensation policies, plans and practices;

•	establishing and adjusting from time to time compensation for the President and Chief Executive Officer, the other executive officers and senior management;

•	authorizing the issuance of, and the purchase in the open market of, common stock in connection with the administration of Conoco’s executive and non-executive compensation and benefit plans;

•	overseeing succession planning for the Chief Executive Officer and other key executives; and

•	reporting to the board of directors a summary of its findings and recommendations.

Executive Committee

Members: Archie W. Dunham, Chairman

           Frank A. McPherson
           Franklin A. Thomas

Number of Meetings in 2001: Two

The Executive Committee is responsible for:

•	exercising all powers and authority of the board of directors in directing the management of the business and affairs of Conoco in intervals between board meetings, except for:

(1)	those matters which are expressly delegated to another committee of the board of directors;

(2)	matters which, under Delaware law, Conoco’s Certificate of Incorporation or Conoco’s By-laws, cannot be delegated by the board of directors to a committee; and

(3)	approval of expenditures or the acquisition or disposition of property and assets of Conoco to the extent already delegated to the Chief Executive Officer by the board of directors, or to the extent any such expenditures, acquisitions or dispositions exceed $5 billion U.S. dollars per expenditure or transaction;

•	subject to the foregoing limitations and at the committee’s discretion, delegating to others the authority to direct the management of the usual and ordinary affairs of Conoco or one or more of its subsidiaries, divisions or departments; and

•	reporting to the board of directors a summary of its actions.

Board Compensation

      Directors who are Conoco’s employees receive no additional compensation for serving on the board of directors. Upon election to the board, non-employee directors receive a grant of restricted stock units with an aggregate value on the date of grant equal to $100,000. On an annual basis, non-employee directors receive a cash fee of $50,000, and a grant of restricted stock units with an aggregate value on the grant date of $50,000.

      Restricted stock units representing common stock are awarded pursuant to the terms of the 1998 Stock and Performance Incentive Plan. Shares underlying restricted stock units granted to directors upon initial election to the board may not be sold or voted for a period of five years. Dividend equivalents in the form of additional units are credited during this period. Restricted stock units granted upon initial election to the board become vested at a rate of 20% of the grant per year of completed board service following the award. Shares underlying restricted stock units that are granted annually to directors may not be sold or voted for a period of three years, but dividend equivalents in the form of additional units are credited during such period. Restricted stock units which are annually awarded vest immediately upon grant.

      Directors are expected to own stock with a value equivalent to two times their annual fee and grant of restricted stock units, or $200,000 at current grant levels. Board members whose terms began before October 2000 are expected to achieve the target level of stock ownership by October 2002. Directors who began board service in October 2000 or later are expected to achieve this level of stock ownership within three years of their initial election to the board. Actual shares of stock, restricted stock units and deferred stock units owned individually or jointly may be counted in satisfying stock ownership guidelines. Unexercised stock options may not be used to satisfy director stock ownership guidelines.

      Pursuant to the terms of Conoco’s Deferred Compensation Plan for Non-Employee Directors, which was established under the 1998 Stock and Performance Incentive Plan, awards of restricted stock units are deferred and annual fees may be deferred. An election to defer must generally be made prior to the commencement of the fiscal year in which it will be earned. Once made for a particular year, the election is generally irrevocable. The deferred amounts are deemed to be invested, pursuant to the election of the director, in common stock or in an interest-bearing account. Deferrals under the plan are unfunded.

      Each deferral election will indicate the time (either on the date of termination of service as a director or on the date that is five years following such date) and form of payment for the amounts to be deferred. Distributions to the director for deferrals into stock units will be made in common stock and distributions for deferrals into an interest bearing account will be made in cash. Such distribution will be made at the time irrevocably selected on the deferral form, or, in the event of the director’s death, to the director’s designated beneficiary. Upon a change in control of Conoco, at the director’s election, all deferred amounts (including deferred restricted stock units) may be paid in full in a lump-sum payment within 60 days of the change in control. Stockholder approval of Conoco’s previously announced merger with Phillips Petroleum Corporation at the special meeting of Conoco’s stockholders held on March 12, 2002 constituted a change in control under the plan. However, each director has elected to defer the receipt of the lump-sum payment payable to that director as if the change in control had not occurred. The estimated aggregate maximum amount of previously deferred payments that would have been payable to directors within 60 days following such stockholder approval is $2.1 million.

      Pursuant to the merger agreement with Phillips, Conoco may, but is not obligated to, pay to any Conoco non-employee director immediately prior to the completion of the merger who does not become a director of ConocoPhillips (the new corporation that will be the ultimate parent resulting from the merger) an amount per Conoco non-employee director not in excess of three times the then-annual compensation for that director. Based on the current annual compensation provided by Conoco to its non-employee directors, the estimated maximum amount that could be payable to each applicable director is $300,000.

      All directors are eligible to participate in the Directors’ Charitable Gift Plan, which provides that, upon a director’s death, Conoco will make a donation in an amount equal to $200,000 per year for five years to the tax-exempt educational institutions or charitable organizations recommended by such director and approved by Conoco. Each director will be fully vested in the Directors’ Charitable Gift Plan after completing one year of service as director. Conoco may fund the Directors’ Charitable Gift Plan through, among other vehicles, the purchase of life insurance policies on the lives of the directors. Conoco will be the beneficiary of and will own such policies. Directors derive no personal financial or tax benefit from the Directors’ Charitable Gift Plan because the charitable, tax-deductible donations and insurance proceeds, if any, accrue solely to Conoco’s benefit.

      Directors receive a fee of $1,000 for each board or committee meeting attended. In addition, a board member who serves as chairman of a standing committee receives a supplement of $5,000 annually.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the number of shares of common stock beneficially owned on February 28, 2002, by each Conoco director and director nominee, by each executive officer named in the Summary Compensation Table below and by all directors, director nominees and executive officers as a group.

Beneficial Ownership Table

	Common Stock

	Number of	Percent
Name	Shares(1)	of Class

Richard H. Auchinleck	8,886	*
Archie W. Dunham(2)	7,109,342	1.1%
Kenneth M. Duberstein	14,691	*
Charles C. Krulak	13,509	*
Ruth R. Harkin(3)	23,256	*
Frank A. McPherson	25,135	*
William K. Reilly	26,255	*
William R. Rhodes	65,206	*
A.R. Sanchez, Jr.	10,473	*
Franklin A. Thomas	23,071	*
Gary W. Edwards(4)	2,171,516	*
Robert E. McKee III(5)	1,999,456	*
Jimmy W. Nokes	1,156,513	*
Robert W. Goldman(6)	675,691	*
Rick A. Harrington	712,955	*
Directors and Executive Officers as a Group (18 persons)	15,551,488	2.4%

*	Less than 1%.

(1)	Includes restricted or deferred stock units credited under the 1998 Stock and Performance Incentive Plan and the Deferred Compensation Plan for Non-Employee Directors, the following number of which may be voted or sold only upon passage of time: Mr. Auchinleck — 4,886; Mr. Dunham — 538,314; Mr. Duberstein — 10,401; Mr. Krulak — 9,219; Ms. Harkin — 3,154; Mr. McPherson — 4,356; Mr. Reilly — 9,203; Mr. Rhodes — 3,154; Mr. Sanchez — 6,183; Mr. Thomas — 6,018; Mr. Edwards — 123,059; Mr. McKee — 34,150; Mr. Nokes — 53,138; and Mr. Harrington — 10,627. Also includes beneficial ownership of the following number of shares of common stock which may be acquired within 60 days of February 28, 2002 through stock options awarded under compensation plans: Mr. Dunham — 6,333,096; Mr. Duberstein — 4,290; Mr. Krulak — 4,290; Ms. Harkin — 12,590; Mr. McPherson — 12,590; Mr. Reilly — 12,590; Mr. Rhodes — 12,590; Mr. Sanchez — 4,290; Mr. Thomas — 12,590; Mr. Edwards — 1,886,303; Mr. McKee — 1,839,682; Mr. Nokes — 1,050,681; Mr. Goldman — 632,153; and Mr. Harrington — 682,853.

(2)	Includes 50,556 shares of common stock held in Dunham Management Trust, a revocable grantor trust.

(3)	Includes 50 shares of common stock owned by Ms. Harkin’s daughter.

(4)	Includes 7,187 shares of common stock owned by the Edwards’ Charitable Foundation.

(5)	Includes 80,022 shares of common stock owned by the McKee Family Trust and 1,182 shares of common stock owned by Mr. McKee’s son.

(6)	Includes 1,471 shares of common stock owned by Mr. Goldman’s wife and 245 shares of common stock owned by Mr. Goldman’s son.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Conoco’s directors and executive officers, and persons who own more than 10% of a registered class of Conoco’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Conoco common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Conoco with copies of all Section 16(a) forms they file.

      To Conoco’s knowledge, based solely on review of the copies of such reports furnished to it and written representations that such reports accurately reflect all reportable transactions and holdings, during the year ended December 31, 2001, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis, except for a Form 4 filed on behalf of Rick A. Harrington reporting one transaction, which was filed late.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table provides information about the compensation of Conoco’s chief executive officer, the four other most highly compensated executive officers at the end of 2001 and one former executive officer for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of 2001 (the “Named Officers”). Two additional tables provide detailed information about the employees’ stock options.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation
						Shares
				Other		Underlying
Name and				Annual	Restricted Stock	Options	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Granted(4)	Compensation(5)

Archie W. Dunham	2001	$1,250,004	$3,350,000	$170,959	$1,000,050	706,406	$149,717
Chairman, President and	2000	1,200,000	3,000,000	124,168	750,019	705,900	130,583
Chief Executive Officer	1999	1,100,040	3,500,000	148,324	—	1,400,000	66,002
Gary W. Edwards(6)	2001	580,280	2,509,000	108,549	—	212,165	69,217
Senior Executive Vice President,	2000	593,200	1,019,000	25,670	—	235,539	63,835
Corporate Strategy and	1999	560,080	1,293,000	22,038	—	—	33,492
Development
Robert E. McKee III	2001	595,000	1,425,000	19,399	—	242,168	71,117
Executive Vice President,	2000	547,000	1,049,000	29,888	400,031	235,300	58,753
Exploration Production	1999	511,000	1,330,000	17,990	—	—	30,540
Jimmy W. Nokes	2001	560,000	825,000	18,526	—	231,840	66,917
Executive Vice President,	2000	467,200	752,000	24,975	400,031	196,647	49,975
Refining, Marketing, Supply and	1999	360,480	432,000	2,325	—	—	21,629
Transportation
Robert W. Goldman	2001	388,000	1,000,000	2,040	—	105,000	46,277
Senior Vice President, Finance,	2000	348,400	399,000	9,365	—	115,500	36,907
and Chief Financial Officer	1999	321,800	911,000	754	—	—	19,257
Rick A. Harrington	2001	360,520	650,000	16,909	—	110,000	42,979
Senior Vice President, Legal,	2000	332,000	414,000	8,327	—	111,500	36,723
and General Counsel	1999	308,800	719,000	3,281	—	—	18,462

(1)	Approximately 25% of variable compensation (i.e., bonus) was paid in common stock. Included in the 2001 bonus amounts are the following Special Compensation Awards in recognition of such individual’s contributions to the success of Conoco’s July 2001 acquisition of Gulf Canada Resources Limited and, with respect to Mr. Edwards, other merger and acquisition activity: Mr. Edwards — $1,700,000; Mr. McKee — $600,000; Mr. Goldman — $600,000; and Mr. Harrington — $300,000. Included in the 1999 bonus amounts are the following Special Compensation Awards in recognition of such individual’s contributions to the success of Conoco’s initial public offering and split-off from DuPont: Mr. Dunham — $1,500,000; Mr. Edwards — $500,000; Mr. McKee — $500,000; Mr. Nokes — $15,000; Mr. Goldman — $600,000; and Mr. Harrington — $400,000.

(2)	As permitted by the rules of the SEC, this column excludes perquisites and other personal benefits for the Named Officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10% of such officer’s combined salary and bonus for that year. Accordingly, for Mr. Edwards in 2000 and 1999 and Messrs. McKee, Nokes, Goldman and Harrington in all periods, the amounts shown exclude such perquisites and only represent reimbursements for the payment of taxes. Of the amounts shown for Mr. Edwards in 2001, $37,571 represents reimbursement for the payment of taxes, $24,555 represents payment of certain financial and tax planning expenses and $33,578 represents reimbursement of certain travel expenses of Mr. Edward’s wife. Of the amounts shown for Mr. Dunham in 2001, $75,650 represents reimbursement for the payment of taxes, $29,724 represents insurance premiums paid on Mr. Dunham’s behalf for his participation in the executive group life insurance program and $33,900 represents the approximate incremental cost to Conoco for Mr. Dunham’s personal use of company aircraft, which Conoco required for security reasons. Of the amounts shown for Mr. Dunham in 2000, $72,288 represents reimbursement for the payment of taxes, and $28,512 represents insurance premiums paid on Mr. Dunham’s behalf for his participation in the executive group life insurance program. Of the amounts shown for Mr. Dunham in 1999, $48,187 represents reimbursement for the payment of taxes, and $86,095 represents the approximate incremental cost to Conoco for Mr. Dunham’s personal use of company aircraft, which Conoco required for security reasons.

(3)	Dividend equivalents on restricted stock units will be credited to each officer’s account in the form of additional stock units. The restricted stock units held by the Named Officers, as of December 31, 2001, had an aggregate value of $2,025,391 for Mr. Dunham and $558,961 for both Mr. McKee and Mr. Nokes, based on the closing price on the New York Stock Exchange on such date of $28.30.

(4)	2001 amounts include reload options, which were granted when a previously granted option was exercised, to purchase the following number of shares of common stock: Mr. Dunham — 6,406; Mr. Edwards — 12,165; Mr. McKee — 7,168; and Mr. Nokes — 6,840.

(5)	2001 amounts consist of matching contributions and profit sharing made pursuant to Conoco’s thrift plan and the following amounts credited under Conoco’s savings restoration plan: Mr. Dunham — $129,600, Mr. Edwards — $50,800; Mr. McKee — $51,000; Mr. Nokes — $46,800; Mr. Goldman — $26,160; and Mr. Harrington — $22,682.

(6)	Mr. Edwards retired from Conoco effective December 1, 2001.

Option Grants Table

	Individual Option Grants in 2001
						Potential Realizable Value at
	Number of		Percent of			Assumed Annual Rates of
	Shares		Total			Stock Appreciation for
	Underlying		Options			Option Term(2)
	Options		Granted	Exercise	Expiration
Name	Granted		in 2001	Price(1)	Date	5%	10%

Archie W. Dunham	700,000	(3)	10.52%	$29.50	02/08/11	$12,986,674	$32,910,782
	3,203	(4)	0.05%	31.21	01/26/03	7,024	14,240
	3,203	(4)	0.05%	31.21	03/03/04	12,954	26,936
Gary W. Edwards	200,000	(3)	3.01%	29.50	02/08/11	3,710,478	9,403,081
	3,277	(4)	0.05%	30.50	03/02/05	21,375	46,009
	3,276	(4)	0.05%	30.50	02/06/06	26,994	59,528
	3,741	(4)	0.06%	26.73	02/03/08	35,230	80,386
	1,871	(4)	0.03%	26.73	01/28/07	14,355	31,892
Robert E. McKee III	235,000	(3)	3.53%	29.50	02/08/11	4,359,812	11,048,620
	3,584	(4)	0.05%	27.88	03/02/05	22,040	47,593
	3,584	(4)	0.05%	27.88	02/06/06	27,677	61,182
Jimmy W. Nokes	225,000	(3)	3.38%	29.50	02/08/11	4,174,288	10,578,466
	3,339	(4)	0.05%	29.93	03/03/04	13,273	27,637
	3,501	(4)	0.05%	28.55	01/26/03	10,083	20,651
Robert W. Goldman	105,000	(3)	1.58%	29.50	02/08/11	1,948,001	4,936,617
Rick A. Harrington	110,000	(3)	1.65%	29.50	02/08/11	2,040,763	5,171,694

(1)	The exercise price is the average of the high and low prices of Conoco’s common stock as reported on the New York Stock Exchange on the date of the grant, in the case of initial grants, or the date of exercise of the previously held option, in the case of reload options as described in footnote 4.

(2)	Represents total appreciation over the exercise price at the assumed annual appreciation rates of 5% and 10%, compounded annually for the term of the options.

(3)	These stock options vest in one year and have a term of 10 years. These options become exercisable upon the earlier to occur of (i) the closing price per share of the common stock on the NYSE equaling or exceeding $36.75 for a period of five consecutive days or (ii) six months prior to the tenth anniversary of the grant date, but in no event earlier than one year from the grant date. In the event of a change in control of Conoco during the executive’s employment, all options will immediately vest and become exercisable. Stockholder approval of Conoco’s merger with Phillips at the special meeting of Conoco’s stockholders held on March 12, 2002 constituted such a change in control. Reload rights are attached to these options.

(4)	Represents reload options to purchase common stock granted when a previously held option was exercised by tendering stock already owned. The number of reload options granted is equal to the number of shares tendered in payment of the option exercise price. The exercise price of a reload option is the average of the high and low prices of Conoco’s common stock as reported on the New York Stock Exchange on the date of exercise of the previously held option. Reload options become exercisable six months from the date of grant and have a term equal to the remaining term of the previously held option. Shares acquired as a result of the reload exercise may not be sold for two years.

Option Exercises Table

(Aggregated Option Exercises in Last Fiscal Year

and Year-end Option Values)

			Number of Shares
			Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		December 31, 2001		December 31, 2001(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Archie W. Dunham	233,116	$5,178,357	3,399,078	2,227,612	$32,944,203	$8,408,037
Gary W. Edwards	168,134	3,478,537	1,495,827	187,936	15,501,336	1,672,108
Robert E. McKee III	144,046	2,651,572	1,431,255	173,427	14,289,497	1,582,105
Jimmy W. Nokes	111,074	2,265,802	704,750	115,938	5,871,763	1,057,656
Robert W. Goldman	—	—	493,043	52,562	5,070,871	479,502
Rick A. Harrington	—	—	492,504	80,349	4,322,234	732,992

(1)	Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price.

(2)	Represents the closing price of Conoco’s common stock on December 31, 2001 of $28.30 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than that closing price. Exercisable options have been held at least one year from the date of grant and have met any other requirements for vesting and exercisability, such as stock price hurdles. Unexercisable options have not met the applicable vesting schedules, exercisability requirements or stock price hurdles.

Retirement Benefits

      Retirement benefits for Conoco’s employees are provided under the Retirement Plan of Conoco Inc. and are based on an employee’s years of service and average monthly pay during the employee’s three highest paid years. “Average monthly pay” for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). The Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits in excess of these limitations are paid from Conoco’s general revenues under separate, nonfunded pension restoration plans.

      The table below illustrates the straight-life annuity amounts payable under Conoco’s retirement plan and retirement restoration plans to Conoco’s employees retiring at age 65 in 2001. These amounts reflect an offset based on Social Security benefits. The current years of service credited for retirement benefits for the Named Officers are as follows: 34 years for Mr. Dunham; 32 years for Mr. McKee; 29 years for Mr. Nokes; 36 years for Mr. Goldman; and 22 years for Mr. Harrington. As of his retirement in December 2001, Mr. Edwards had 37 years of service credited for retirement benefits.

Pension Plan Table

	Estimated Annual Retirement Benefits on Service of:

Salary and Variable Compensation	25 Years	30 Years	35 Years	40 Years	45 Years

$700,000	$273,000	$328,000	$383,000	$439,000	$495,000
1,450,000	573,000	688,000	803,000	919,000	1,035,000
2,200,000	873,000	1,048,000	1,223,000	1,399,000	1,575,000
2,950,000	1,173,000	1,408,000	1,643,000	1,879,000	2,115,000
3,700,000	1,473,000	1,768,000	2,063,000	2,359,000	2,655,000
4,450,000	1,773,000	2,128,000	2,483,000	2,839,000	3,195,000
5,200,000	2,073,000	2,488,000	2,903,000	3,319,000	3,735,000

Severance Arrangements

Current Agreement with Mr. Dunham

      On October 19, 2000, Conoco and Mr. Dunham entered into an amended and restated employment agreement that expires on December 20, 2003. The agreement provides that Mr. Dunham is entitled to an annual base salary, subject to annual reviews and increases, bonuses and long-term equity-based compensation that are competitive with industry practices, and participation in the most favorable incentive, retirement, welfare and other benefits Conoco offers to its senior executives.

      During the term of the agreement, Mr. Dunham has agreed not to terminate his employment within six months following a “change of control,” as defined in the agreement. Stockholder approval of Conoco’s merger with Phillips at the special meeting of Conoco’s stockholders held on March 12, 2002 constituted such a change of control. See “— New Agreement with Mr. Dunham Effective on Completion of Phillips Merger.” The agreement provides that if, during the term of the agreement, Mr. Dunham’s employment is terminated under any of the following circumstances:

•	by Mr. Dunham or Conoco for any reason within 30 days following the expiration of six months after a change in control;

•	by Mr. Dunham at any time for “good reason,” as defined in the agreement; or

•	by Conoco at any time other than for cause or by reason of Mr. Dunham’s death or disability;

then Mr. Dunham will be entitled to the following:

•	a lump-sum severance payment equal to the sum of his salary, deferred compensation and vacation accrued to the date of termination and the salary and bonus that would have been payable to him through the three years following the date of termination of his employment, based on his then-current salary and an annual bonus equal to the average of the two highest annual bonus awards to Mr. Dunham in the three fiscal years preceding termination;

•	welfare and other benefits continuation through the three years following the date of termination of his employment plus a sum in cash, undiscounted, equal to the additional retirement benefit he would have accrued if he had remained employed for three years following the date of termination of his employment;

•	grants of options, restricted stock and other compensatory awards Mr. Dunham would have received had his employment continued through the third anniversary following the date of termination of his employment, based upon grants of options and restricted stock and other compensatory awards received by Mr. Dunham in the preceding three years;

•	vesting of, and termination of restrictions on, any unvested equity or performance-based awards;

•	if a change of control precedes termination of employment, or occurs within one year following termination, at Mr. Dunham’s request, the cash value of his equity-based compensatory awards based on the highest price per share paid by specified persons during the six-month period prior to the date of the change of control, less any applicable exercise price; and

•	until the earlier of Mr. Dunham’s death or the expiration or exercise of all his Conoco stock options, at no cost to him, the financial and tax planning and life insurance benefits afforded during employment.

If Mr. Dunham’s employment is terminated under circumstances described above following or in contemplation of a change of control, for three years Mr. Dunham will be maintained as Chairman of the Board and receive as compensation for service as Chairman (i) an annual cash payment of $1,000,000, (ii) participation in the Director’s Charitable Gift Program and (iii) participation in welfare benefit plans and fringe benefits arrangements applicable as if Mr. Dunham had remained employed. In addition, Mr. Dunham will participate in the same comprehensive security program applicable during his service as

Chief Executive Officer, and coverage by the Conoco domestic relocation policy will continue with respect to a single relocation. If Conoco does not maintain Mr. Dunham as Chairman, he will receive the compensation and benefits described herein, except that the total unpaid cash payments shall be paid immediately without discount.

      If Mr. Dunham’s employment is terminated by Conoco for cause or by Mr. Dunham for any reason other than good reason, in each case other than during the 30-day period following six months after a change of control, or if Mr. Dunham’s employment is terminated by reason of his death or disability, then he will receive a lump-sum severance payment equal to the sum of his salary, deferred compensation and vacation accrued to the date of termination. If Mr. Dunham remains employed until December 20, 2003, upon any termination of his employment thereafter, he is entitled to vesting of, and termination of restrictions on, any unvested equity or performance-based award.

      Mr. Dunham will also be entitled to receive an additional payment sufficient to compensate him for the amount of any excise tax imposed on payments made under the agreement or otherwise pursuant to Section 4999 of the Code and for any taxes imposed on that additional payment.

New Agreement with Mr. Dunham Effective on Completion of Phillips Merger

      Effective upon completion of Conoco’s merger with Phillips, ConocoPhillips, Conoco and Mr. Dunham entered into a new employment agreement that contains substantially the same terms and conditions as Mr. Dunham’s current employment agreement with Conoco, with modifications to reflect Mr. Dunham’s new responsibilities with ConocoPhillips and to provide Mr. Dunham with appropriate incentives to continue his employment with ConocoPhillips following the completion of the merger. The term of Mr. Dunham’s new employment agreement ends on the later of October 1, 2004 and the second anniversary of the date of the completion of the merger.

      During the term of Mr. Dunham’s employment, Mr. Dunham will be a senior executive employee of ConocoPhillips, a member and Chairman of the ConocoPhillips Board of Directors and Chairman of the Executive Committee of the ConocoPhillips Board of Directors, and Mr. Dunham’s services will be performed at ConocoPhillips’s headquarters in Houston, Texas.

      At the conclusion of the term of Mr. Dunham’s employment, Mr. Dunham will retire from employment with ConocoPhillips and as Chairman, but shall remain a member of the ConocoPhillips Board of Directors and a member of the Executive Committee and Chairman of the Committee on Directors’ Affairs of the ConocoPhillips Board of Directors until his 70th birthday (or earlier retirement from such positions), subject to being periodically re-elected to the ConocoPhillips Board of Directors by ConocoPhillips stockholders.

      As a result of Conoco stockholder approval of the merger and other merger-related events, Mr. Dunham will be permitted under the terms of Mr. Dunham’s current employment agreement to terminate his employment with Conoco and receive certain compensation and benefits. In lieu of the compensation and benefits that would have been payable to Mr. Dunham under his current employment agreement had he voluntarily terminated his employment, Mr. Dunham will receive, at the completion of the merger, a cash lump sum equal to:

(1) the sum of his salary, deferred compensation and vacation accrued to the date of completion of the merger and not previously paid;

(2) the salary and bonus that would have been payable to him under his current employment agreement for three years following the date of completion of the merger, based on his then-current salary and an assumed annual bonus equal to the average of the two highest annual bonus awards to Mr. Dunham in the three fiscal years preceding the completion of the merger; and

(3) an amount equal to the additional retirement benefit he would have accrued if he had remained employed for three years following the date of completion of the merger.

In addition, Mr. Dunham will receive grants of options, restricted stock and other compensatory awards he would have received had his employment continued for three years following the date of completion of the merger, based upon grants of options and restricted stock and other compensatory awards received by Mr. Dunham in the three fiscal years preceding the completion of the merger, and to the vesting of, and termination of restrictions on, any unvested equity or performance-based awards, and extension of the term during which these awards may be exercised by Mr. Dunham until the earlier of (x) the first anniversary of the date of completion of the merger or (y) the date upon which the right to exercise any such award would have expired if Mr. Dunham had continued to be employed by Conoco under the terms of his current employment agreement for three years following the date of completion of the merger. Any option grants described above will not, however, vest until the second anniversary of the completion of the merger, subject to earlier vesting upon the occurrence of certain events as contemplated by Mr. Dunham’s new employment agreement as described below and/or Conoco’s customary stock option grants. Mr. Dunham will receive welfare and other benefits continuation for three years following the date of completion of the merger, and will also continue to receive at no cost to him, until the earlier of Mr. Dunham’s death or the expiration or exercise of all his company stock options, the financial and tax planning and life insurance benefits afforded during employment. The foregoing payments and benefits are substantially the same as those that Mr. Dunham would have been entitled to receive under his current employment agreement except that, had he voluntarily terminated his employment at the completion of the merger, Mr. Dunham would have been entitled to receive under his current employment agreement an additional $3 million cash payment, and the new grants of options described above would have been fully vested under his current employment agreement, and not subject to a two-year cliff vesting schedule.

      Mr. Dunham’s new employment agreement provides that Mr. Dunham will also be entitled to receive an additional payment sufficient to compensate him for the amount of any excise tax imposed on the payments described above or otherwise pursuant to Section 4999 of the Code and for any taxes imposed on that additional payment. Assuming that the merger is completed in July 2002, and excluding any gross-up payments for excise taxes that may be payable under Section 4999 of the Code, the estimated amount of the cash portion of the payments described above payable to Mr. Dunham at the completion of the merger is approximately $16.1 million. At the completion of the merger, Mr. Dunham will also be granted options to purchase approximately 1.3 million shares of ConocoPhillips common stock, at the fair market value of the ConocoPhillips common stock on the date of the grant, and approximately 32,000 shares of ConocoPhillips common stock. Assuming that the merger was completed on November 18, 2001, the date of the announcement of the merger, and assuming that the price of ConocoPhillips common stock would have been the same as the closing price, as adjusted for the exchange ratio, of Conoco common stock on such date, the value of 32,000 shares of ConocoPhillips common stock would have been approximately $1.7 million as of November 18, 2001.

      Under Mr. Dunham’s new employment agreement, Mr. Dunham will receive an annual base salary of not less than his annual base salary in effect immediately prior to the completion of the merger, bonuses and long-term equity-based compensation that are competitive with industry practices, and participation in the most favorable incentive, retirement, welfare and other benefits ConocoPhillips offers to its senior executives, including term life insurance in an amount equal to four times Mr. Dunham’s annual base salary. In general, during the term of Mr. Dunham’s employment, Mr. Dunham’s compensation and benefits will be, both in the aggregate and with respect to each element of compensation and benefits, the same as that provided to the Chief Executive Officer of ConocoPhillips.

      During the term of Mr. Dunham’s new employment agreement, Mr. Dunham has agreed not to terminate his employment within six months following a subsequent change of control of ConocoPhillips, other than as a result of retirement, for good reason (as defined in Mr. Dunham’s new employment agreement) or disability. If, during the term of Mr. Dunham’s employment, Mr. Dunham’s employment is terminated by Mr. Dunham at any time for good reason or by ConocoPhillips at any time other than for cause or by reason of Mr. Dunham’s death or disability, then Mr. Dunham will be entitled to payments and benefits comparable to those provided to him at the completion of the merger as described above, replacing references to the completion of the merger with references to the termination of Mr. Dunham’s employment; provided that:

(1) the lump-sum severance payment of salary and bonus plus the additional retirement benefit accruals as described above will be based on the salary and bonus and retirement benefit accruals that Mr. Dunham would have received through the end of the term of his employment;

(2) Mr. Dunham will receive a pro rata annual bonus for the year in which his termination of employment occurs, based on the annual bonus paid or awarded in respect of the fiscal year immediately preceding the date of termination of employment;

(3) the grants of options, restricted stock and other compensatory awards described above will be based on those that Mr. Dunham would have received through the end of the term of his employment; and

(4) welfare and other benefits will be continued through the later of three years following the date of termination of his employment and the date Mr. Dunham attains age 70, which is referred to as the “benefits continuation period.”

      If Mr. Dunham’s employment is terminated under circumstances described above, Mr. Dunham will receive the following additional benefits, which are referred to as “post-employment compensation,” during the benefits continuation period: (1) continued participation in the Director’s Charitable Gift Program, (2) continued participation in welfare benefit plans and fringe benefits arrangements applicable as if Mr. Dunham had remained employed, (3) continued coverage under the comprehensive security program applicable during employment and (4) continued participation in the Conoco domestic relocation policy with respect to a single relocation.

      If the merger were completed on July 1, 2002 and the employment of Mr. Dunham were terminated without “cause” immediately thereafter, the estimated cash severance that would be payable to Mr. Dunham under the agreement, plus the value of the additional retirement benefits described above, based on certain assumptions and currently available information, would be approximately $13.8 million.

      If Mr. Dunham remains employed through the expiration of the term of his employment, upon any termination of his employment thereafter, he is entitled to vesting of, and termination of restrictions on, any unvested equity or performance-based awards. In addition, upon such a termination, Mr. Dunham will receive his post-employment compensation.

Other Severance Arrangements

      Conoco has established the Conoco Inc. Key Employee Severance Plan that covers Conoco’s key employees, including the Named Officers other than Mr. Dunham. Benefits payable under the plan are reduced by amounts payable pursuant to any other severance plan, policy or program of Conoco. The Key Employee Severance Plan provides that if the employment of a participant in the plan is terminated (1) within two years of a “change in control” of Conoco, or (2) after a “potential change in control” of Conoco but prior to a change in control, whether or not a change in control ever occurs, in either case by Conoco other than for “cause,” or by the participant for “good reason,” as such terms are defined in the plan, the participant will be entitled to:

•	a lump-sum severance payment equal to one-and-one-half, two, or three times the sum of the employee’s base salary, previous year’s bonus, and economic equivalent of the most recent annual guideline stock option award;

•	a lump-sum cash payment equal to the present value of the increase in retirement benefits that would result from the crediting of an additional one-and-one-half, two, or three years to the employee’s number of years of age and service under the applicable retirement plan;

•	36 months of welfare benefits continuation;

•	a pro rata portion of the annual bonus for which the employee is eligible in the year of termination; and

•	if necessary, a gross-up payment sufficient to compensate the participant for the amount of any excise tax imposed on payments made under the plan or otherwise pursuant to Section 4999 of the Code and for any taxes imposed on this additional payment.

      Prior to October 19, 2005, the Key Employee Severance Plan may not be amended or terminated if such amendment would be adverse to the interests of any eligible employee, without the employee’s written consent. Amounts payable under the plan will be in lieu of any payments or benefits that may be payable to the severed employee under any other plan, policy or program of Conoco relating to severance.

      Stockholder approval of Conoco’s merger with Phillips at the special meeting of Conoco’s stockholders held on March 12, 2002 constituted a “change in control” under the Key Employee Severance Plan. Assuming that the merger is completed in July 2002, and excluding any gross-up payments for excise taxes that may be payable under Section 4999 of the Code, the estimated maximum amount of the cash severance payments that would be payable to Messrs. McKee, Nokes, Goldman, Harrington and all other executive officers of Conoco, upon a termination of their employment by ConocoPhillips after the merger without cause, is approximately $13.8 million, $13.2 million, $4.5 million, $4.1 million and $11.8 million, respectively. To address and eliminate the financial incentives under the plan for Messrs. Nokes and McKee to terminate their employment with ConocoPhillips within 30 days of the first anniversary of Conoco stockholder approval of the merger, and in exchange for the agreement by those executives to waive their rights under the plan with respect to the merger, Conoco has agreed to pay Messrs. McKee and Nokes upon consummation of the merger the estimated amount of cash severance payments that would have been payable to them under the terms of the plan. These payments and the executives’ waivers are conditioned upon the consummation of the merger.

      Conoco also has established a revocable trust that may in the future hold assets set aside to fund Conoco’s obligations under certain of Conoco’s benefit programs as well as the trustee’s expenses incurred in disputes concerning obligations to the trust. In the event of a change in control of Conoco, the trust becomes irrevocable and Conoco is obligated to immediately contribute to the trust the cost of the benefit programs. Conoco’s board of directors has taken action under the trust to the effect that the merger with Phillips will not require Conoco to fund the trust.

Certain Relationships and Related Transactions

      Kenneth M. Duberstein, a director of Conoco, is the Chairman and CEO and owns approximately 30% of the Duberstein Group, a strategic planning and consulting company. During 2001, Conoco paid the Duberstein Group fees totaling $75,000 for certain lobbying and consulting activities on behalf of Conoco.

COMPENSATION COMMITTEE REPORT

Compensation Philosophy and Strategy

      Conoco’s goal is to provide a total compensation package that will enable the company to attract and retain key employees, inspire and reward superior performance and align employees’ interests with those of the stockholders. The compensation committee strives to fulfill this goal by:

•	establishing competitive overall levels of compensation;

•	establishing challenging short- and long-range business objectives and significantly varying compensation with performance against these objectives;

•	encouraging stock ownership; and

•	integrating all elements of compensation into a comprehensive package that supports Conoco’s business direction.

The compensation committee believes that Conoco’s resulting compensation program provides significant rewards for superior short- and long-term performance.

      In determining overall executive compensation levels, the compensation committee considers compensation levels paid by other major companies, including U.S.-based integrated petroleum companies, diversified energy companies and large upstream or downstream “independents.” The compensation committee draws upon compensation surveys from several outside consultants in determining competitive compensation levels. Total compensation of executives can significantly exceed or fall short of industry medians based on company and individual performance.

      The company encourages Conoco stock ownership primarily through annual stock option awards and the payment of approximately 25% of annual incentive awards in the form of Conoco stock. Because the compensation committee believes that significant stock ownership will align executives’ interests with those of stockholders, it has established target stock ownership levels for senior executives, ranging from five times annual salary for the Chief Executive Officer to three times annual salary for vice presidents. Conoco’s objective is for each executive to meet the target ownership level within five years of assuming his or her position.

Compensation Programs

Base Salary and Annual Incentive

      Base salaries are set based on competitive compensation levels for similar positions in peer companies and are adjusted over time to recognize market trends and individual levels of performance and capability.

      Annual incentive awards for executives are made under the Global Variable Compensation Plan (“GVC”), Conoco’s annual incentive program for executives and managers. GVC payments are authorized by the 1998 Stock and Performance Incentive Plan. The compensation committee annually establishes performance objectives under the GVC plan after consideration of long-term internal growth targets and peer company performance.

      Each executive is assigned a target GVC award at the beginning of the performance year based on a competitive assessment of award opportunities for similar positions within Conoco’s peer group. Actual awards may vary as much as from 0% to more than 200% of the target based on company and individual performance.

      GVC awards are calculated as follows:

(1) The individual target is adjusted up or down for Conoco corporate performance versus objectives for after-tax operating income (“ATOI”) and cash flow from operations before asset sales (“CFO”). This adjustment may be from 50% to 150% of the target. The 2001 performance adjustment was 126%.

(2) This adjusted award is further modified for three-year total stockholder return (“TSR”) performance relative to peer companies. The relative TSR adjustment varies from minus 25% for fourth quartile performance to plus 25% for first quartile performance. The adjustment for 2001 was plus 15%.

(3) The award may be further adjusted based on the compensation committee’s subjective judgment of performance versus core values: safety, business ethics, environmental stewardship and treatment of people. This adjustment typically varies up or down by a maximum of 5% of the total award. The core values adjustment for 2001 was positive 5%.

(4) Following the corporate-level adjustments described above, 60% of each executive’s award is subject to a Business Results adjustment of 50% to 150% for the financial performance (ATOI and CFO) of organizational units within the individual’s reporting lines.

(5) Finally, 40% of the executive’s award is subject to a Performance and Leadership rating of 50% to 150% for performance versus personal job objectives, individual leadership and demonstration of core values.

      One-fourth of the GVC award is paid in stock and the remainder in cash. Executives may choose to defer annual incentive awards until a specified future date or until retirement. The cash portion of deferred balances are credited with notional investment earnings based on the performance of several “investment” choices, including Conoco stock, equity mutual funds or a “stable value” income account. The stock portion of deferred annual incentives must be held as Conoco stock units, which are credited with dividend equivalents and ultimately paid out in the form of Conoco stock.

      A total of $58 million in GVC awards was paid to 1,500 participants in February 2002 for 2001 performance, of which $6.5 million was paid to the Named Officers. This compares with a total payout of $64 million to 1,350 participants in February 2001 for year 2000 performance, of which $6.6 million was paid to the Named Officers. The decrease in 2001 awards from 2000 awards was primarily due to lower ATOI and CFO performance, together with lower TSR performance relative to peer companies. ATOI and CFO performance were negatively affected by crude oil and natural gas prices, partially offset by improved downstream margins and higher upstream volumes.

Long-Term Incentive Compensation

      Conoco’s primary long-term compensation vehicles are stock options and restricted stock. Stock-based compensation is designed to provide competitive compensation, to offer an incentive to employees primarily responsible for the growth and success of the company, to retain key employees and to align employees’ interests with those of stockholders.

      A guideline number of options to be awarded is established for each level of management. The guideline is based on a competitive analysis of long-term compensation opportunities for persons holding comparable positions in the peer group companies. Each executive’s individual award may be adjusted up or down from the target by as much as 50% based on the compensation committee’s subjective evaluation of the individual’s long-term potential and performance.

      A restricted stock award was made in February 2001 to Mr. Dunham as detailed in the Summary Compensation Table. Options to purchase 6.6 million shares of Conoco common stock were granted to 900 employees in February 2001. Of those options, approximately 1.6 million options were granted to the Named Officers. Stock options and restricted stock awards to Vice Presidents, Executive Vice Presidents and the Chief Executive Officer were made pursuant to the 1998 Stock and Performance Incentive Plan. Stock options to other employees were granted under the 1998 Key Employee Stock Performance Plan.

      Because Conoco had agreed to acquire Gulf Canada Resources Limited for cash and the assumption of debt and was evaluating other large acquisitions that had not been anticipated when performance vesting benchmarks had been established with respect to certain long-term incentive awards, the compensation committee determined in April 2001 to extend the time periods within which these benchmarks could be achieved by two years for each of the 1997 stock option grants to officers, including the Named Officers, and the 1999 stock option grant to Mr. Dunham. These stock options became fully vested and exercisable upon stockholder approval of Conoco’s merger with Phillips at the special meeting of Conoco’s stockholders held on March 12, 2002.

Deductibility of Performance-based Compensation

      The compensation committee has, where it deems appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and executive officers. The committee may award non-deductible compensation when it believes that such grants are in the best interest of the stockholders, balancing tax efficiency with long-term strategic objectives.

Compensation of the Chief Executive Officer

      Mr. Dunham received a GVC award of $3.35 million in recognition of his 2001 performance. This award represents 244% of the 2001 target award for the CEO. The main factors considered in establishing Mr. Dunham’s Performance and Leadership rating were:

•	strong earnings and cash performance despite a weaker economic environment;

•	increased crude oil and natural gas production volumes;

•	record downstream earnings, helped not just by favorable market conditions but by multi-year process improvements;

•	the acquisition and integration of Gulf Canada;

•	negotiation of the Phillips merger agreement;

•	continued strong exploration results;

•	sustained high levels of safety and environmental performance, and development of people; and

•	the achievement of substantially all personal objectives agreed with the compensation committee.

Based on a review of base salaries for other CEOs within Conoco’s peer group, the compensation committee increased Mr. Dunham’s annual salary, effective January 1, 2001, to $1,250,000.

      In connection with the proposed merger of Conoco and Phillips, the committee determined to enter into a new employment agreement with Mr. Dunham and ConocoPhillips that will be effective only upon the consummation of the merger. Mr. Dunham’s current employment agreement would have permitted Mr. Dunham to leave Conoco in connection with the merger and receive substantial severance payments. The committee considered it important to induce Mr. Dunham to remain with Conoco through the merger and for a significant period thereafter to facilitate integration and ultimately realization of the value of the merger to Conoco stockholders. The committee believed that entering into the new employment agreement with Mr. Dunham was appropriate in order to retain Mr. Dunham’s services and achieve these goals. The new employment agreement is described under “Compensation of Executive Officers — Severance Arrangements — New Agreement with Mr. Dunham Effective on Completion of Phillips Merger.”

The Compensation Committee

Franklin A. Thomas, Chairman
General Charles C. Krulak
William K. Reilly
William R. Rhodes

STOCK PERFORMANCE GRAPHS

      Prior to October 8, 2001, Conoco had two classes of common stock outstanding and listed on the New York Stock Exchange: Class A common stock and Class B common stock. On October 8, 2001, Conoco combined the two classes into a single class of new common stock. In addition, during 2001, the compensation committee reevaluated the composition of Conoco’s peer group of companies used to compute relative total stockholder return performance under the Global Variable Compensation Plan and determined that a change was appropriate. Conoco’s new peer group of companies consists of BP p.l.c., ChevronTexaco Corporation, Exxon Mobil Corporation, Marathon Oil Corporation, Phillips Petroleum Company, ENI SpA, Repsol YPF, S.A., Total Fina Elf S.A. and Royal Dutch Petroleum and Shell Transport and Trading (which together comprise the Royal Dutch/ Shell Group). The following performance graphs compare the cumulative stockholder return on the new common stock, Class A common stock and Class B common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index, the new peer group and the former peer group. The graphs assume that the value of the investment in each index was $100 at the initial point of each graph and that all dividends were reinvested. The initial point of the graph for the new common stock is October 8, 2001. The initial point of the graph for Class A common stock is October 21, 1998, the date of Conoco’s initial public offering. The initial point of the graph for Class B common stock is August 16, 1999, the first day of regular-way trading of the Class B common stock on the New York Stock Exchange. The end point of the graphs for the Class A common stock and Class B common stock is October 5, 2001, the last trading day prior to the combination of the two classes.

Cumulative Total Returns

Common Stock — October 8, 2001 to December 31, 2001

	October 8, 2001	December 31, 2001

Conoco	$100.00	$107.76
S&P 500	$100.00	$108.06
New Peer Group	$100.00	$97.28
Old Peer Group	$100.00	$96.54

Class A Common Stock — October 21, 1998 to October 5, 2001

	October 21, 1998	December 31, 1999	December 31, 2000	October 5, 2001

Conoco	$100.00	$110.58	$132.18	$123.25
S&P 500	$100.00	$137.36	$123.43	$100.16
New Peer Group	$100.00	$125.52	$127.45	$125.25
Old Peer Group	$100.00	$124.15	$125.49	$123.48

Class B Common Stock — August 16, 1999 to October 5, 2001

	August 16, 1999	December 31, 1999	December 31, 2000	October 5, 2001

Conoco	$100.00	$93.22	$111.92	$103.29
S&P 500	$100.00	$110.41	$99.21	$80.51
New Peer Group	$100.00	$97.89	$99.40	$97.68
Old Peer Group	$100.00	$97.11	$98.16	$96.59

AUDIT AND COMPLIANCE COMMITTEE REPORT

      The Audit and Compliance Committee (the “Audit Committee”) of the Board of Directors of Conoco is responsible for providing independent, objective oversight for Conoco’s financial reporting functions and internal control systems. The Audit Committee is currently composed of four directors. Each of the members of the Audit Committee is independent as defined by SEC regulations and the New York Stock Exchange listing standards. The Audit Committee operates under a written charter adopted by Conoco’s Board of Directors, a copy of which is attached to this proxy statement as Appendix A.

      Review with Management. The Audit Committee has reviewed and discussed with management Conoco’s audited consolidated financial statements for the year ended December 31, 2001.

      Discussions with Independent Auditing Firm. The Audit Committee has discussed with PricewaterhouseCoopers LLP, independent accountants for Conoco, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from Conoco.

      Recommendation to the Conoco Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Conoco’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit and Compliance Committee

Frank A. McPherson, Chairman
Kenneth M. Duberstein
Ruth R. Harkin
A.R. Sanchez, Jr.

PROPOSAL 2

Ratification of the Appointment of Independent Accountants

(Item 2 on Proxy Card)

      It is the responsibility of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the financial statements of Conoco for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

      PricewaterhouseCoopers LLP has served Conoco for over 15 years through various services performed in connection with the audit of Conoco’s former parent company, DuPont. In 1998, Conoco appointed PricewaterhouseCoopers LLP as the independent accountants in conjunction with its initial public offering. Conoco believes that the firm’s knowledge of Conoco’s business and operations gained through these periods of service is most valuable. Partners and employees of the firm who work on Conoco’s account are periodically changed, thus giving Conoco the benefit of new thinking and approaches in the audit area.

      PricewaterhouseCoopers LLP’s fees for professional services totaled $10.1 million for the calendar year 2001. An additional $4.4 million in fees was paid to other accounting firms for professional services. PricewaterhouseCoopers LLP fees for professional services included the following:

•	Audit Fees — PricewaterhouseCoopers LLP fees relating to the calendar year 2001 consolidated audit and quarterly reviews were $2.0 million.

•	Financial Information Systems Design and Implementation Fees — PricewaterhouseCoopers LLP fees relating to financial information system design and implementation services were $0.3 million.

•	All Other Fees — All other PricewaterhouseCoopers LLP fees totaled $7.8 million and consisted of the following:

•	Audit Related and Statutory Fees — fees primarily related to audits of various subsidiary and affiliated companies, employee benefit plans, consulting on accounting matters and work performed in connection with various SEC filings were $2.2 million.

•	Employee and Company Tax Services — fees primarily related to expatriate tax services and tax and accounting consulting services were $4.6 million.

•	Other Non-Audit Services — fees primarily related to financial systems controls review were $1.0 million.

      The Audit Committee considered the non-audit services provided to Conoco and whether they impaired the independence of PricewaterhouseCoopers LLP and concluded that they did not.

      Subject to ratification by the stockholders, the Audit Committee has reappointed PricewaterhouseCoopers LLP as independent accountants to perform an audit of Conoco’s consolidated financial statements for the year 2002 and to render other services as required of them.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to address the meeting and respond to appropriate questions.

      The board of directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants. Properly submitted proxy cards and voting instructions will be so voted unless stockholders specify otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2003 Annual Meeting

      In order to be included in the proxy material for the 2003 annual meeting, Conoco must receive eligible proposals of stockholders intended to be presented at the annual meeting on or before December 3, 2002, directed to the Corporate Secretary of Conoco at the address indicated on the first page of this proxy statement.

Advance Notice Required for Stockholder Nominations and Proposals

      Conoco’s By-laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. In order to be presented at the 2003 annual meeting, the By-laws require that written notice of director nominations by stockholders be delivered to Conoco’s Corporate Secretary at Conoco’s executive offices no earlier than January 21, 2003, and no later than February 20, 2003. The written notice must set forth for each person whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the number of shares of each class of capital stock of Conoco beneficially owned by such person; and (d) the written consent of such person to have such person’s name placed in nomination at the meeting and to serve as a director if elected. The stockholder giving the notice must also include: (a) the name and address, as they appear on Conoco’s books, of such stockholder; (b) the number of shares of each class of voting stock of Conoco that are then beneficially owned by such stockholder; (c) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice; and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

      In the case of other proposals by stockholders for the 2003 annual meeting, the By-laws require that written notice be delivered to Conoco’s Corporate Secretary at Conoco’s executive offices no earlier than January 21, 2003, and no later than February 20, 2003. The stockholder’s notice to the Corporate Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of such stockholder, (c) the class or series and number of shares of capital stock of Conoco which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

      A copy of the By-laws of Conoco setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from Conoco’s Corporate Secretary at the address indicated on the first page of this proxy statement.

      In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2002 annual meeting, notice must have been received by the Corporate Secretary between the dates of January 8, 2002 and February 7, 2002. Conoco received no such notice, and no stockholder director nominations or proposals will be presented at the annual meeting.

Annual Report on Form 10-K

      Conoco will provide to each stockholder, without charge and upon written request, a copy of its annual report on Form 10-K, including the financial statements, schedules and a list of exhibits. Any such written requests should be directed to Conoco Shareholder Relations, P.O. Box 2197, Houston, Texas 77252-2197.

APPENDIX A

Audit and Compliance Committee of the Board of Directors

Charter

Purpose

      As a standing committee of the Board of Directors (the “Board”), the primary function of the Audit and Compliance Committee (the “Committee”) is to assist the Board in carrying out its oversight responsibilities as they relate to the Company’s financial reporting process, internal control systems, corporate governance, management systems for compliance with the law, and strategic Safety, Health and Environmental policy and direction. The Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls;

•	Discuss with the management, the independent auditors, and the internal auditors, the integrity of the Company’s financial reporting processes and controls, significant corporate risk exposures, and the steps management has taken to monitor, control, and report such exposures. Discuss significant findings prepared by the independent auditors and the internal auditors together with management’s responses;

•	Discuss and appraise the performance and independence of Conoco’s independent auditors and internal auditors, including responsibility to select (subject to shareholder ratification), evaluate, and, where appropriate, replace the independent auditors, who are ultimately responsible to the Board and the Committee;

•	Monitor the Company’s compliance and Safety, Health, and Environmental programs for adherence to applicable laws and regulations. Discuss with management all significant Legal and Safety, Health, and Environmental issues and incidents; and

•	Maintain direct lines of communication with the Board and Conoco’s management, internal auditors and independent auditors.

The Committee has the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain, at the Company’s expense, independent counsel and other professionals to assist in the conduct of any investigation.

Composition and Meetings

      The Committee shall be comprised of between three and five members, as appointed by the Board. The Board should also appoint a chairperson and determine the term for Committee members.

      The Committee shall be comprised of directors who are free from any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment. In addition, each member shall be (or shall become within a reasonable period of time) financially literate and at least one member shall have accounting or related financial management expertise, in each case as the Board interprets such qualifications in the exercise of its business judgment.

      In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting, law, Safety, Health and Environment, or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing, legal, or accounting reviews or procedures. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. Each member of the Committee shall be entitled to assume and rely on (1) the integrity of those persons and organizations within and outside the Company that it receives information from and (2) the accuracy of the financial, legal, Safety, Health and Environment, and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board).

      The Committee shall meet five times annually, with special meetings called as circumstances dictate. The Committee should meet periodically with management, the General Auditor, and the independent auditors in order to maintain direct lines of communication. The Committee may hold executive sessions with these individuals to discuss any matters that they or the Committee believe should be discussed privately.

Responsibilities & Duties

      The fulfillment of the following will assist the Committee in carrying out its oversight responsibilities in a manner that complies with suggested standards and regulatory requirements. The Committee shall:

1. Prepare a report to shareholders as required by the SEC (Securities and Exchange Commission) to be included in the Company’s annual proxy statement;

2. Discuss with financial management and the independent auditors the Company’s quarterly financial results prior to their filing with the SEC;

3. Discuss with management and the independent auditors the audited annual financial statements including significant issues regarding accounting principles, practices, and judgements;

4. Discuss with the independent auditors the matters required to be discussed by AICPA SAS 61 (Communication with Audit Committees);

5. Ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Company, actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the auditors’ independence;

6. Based on the discussions listed in (3) through (5) above, determine whether to recommend to the Board that the Company’s financial statements be included in the Annual Report on Form 10-K for filing with the Commission;

7. Discuss audit plans including scope, staffing, locations, reliance upon management and the internal auditors, and general audit approach of the independent auditors;

8. Discuss the independence and performance of the independent auditors and annually select the independent auditors, subject to shareholder ratification;

9. Discuss the fees and other significant compensation to be paid to the independent auditors;

10. Discuss annually, the charter, budget, audit plan, significant changes in plans, activities, organizational structure, and qualifications of the internal audit staff. Discuss and approve the appointment, replacement, or dismissal of the General Auditor;

11. Provide oversight of the Corporate Safety, Health and Environmental program including the Company’s performance with regard to the established policies, standards, and goals. Discuss with management, significant Safety, Health, and Environmental incidents including management’s response;

12. Provide strategic oversight to the Company’s Risk Management program to insure appropriate processes are in place to identify, manage, and control business risks associated with the

Company’s business objectives. Discuss with management, significant risk management failures including management’s response.

13. Discuss written reports evaluating internal controls, compliance with the business ethics policy, annual corporate risk assessment, and incidents of theft and fraud;

14. Review and discuss annually the adequacy of the Committee Charter, report the results of this review to the Board and, if necessary, recommend that the Board amend the Charter. Periodically assess the effectiveness of the Committee;

15. Annually discuss audit results associated with directors and officers expense accounts and perquisites;

16. Discuss reports from the Company’s Corporate Compliance Committee and assess the Company’s Compliance Program;

17. Discuss the status of significant legal and tax matters that could have a material impact on the organization’s financial statements and the Company’s compliance with applicable laws and regulations;

18. Perform such other duties as may be assigned to it from time to time by the Board; and

19. Maintain minutes of meetings and report to the Board on significant results and recommendations.

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

FROM DOWNTOWN HOUSTON

Omni Houston Hotel Westside

13210 Katy Freeway
Houston, Texas 77079
(281) 558-8338

• Take I-10 West 3 miles past Sam Houston Tollway.
• Exit Eldridge Parkway, Exit 753A.
• Turn right (north) on Eldridge Parkway.
• The hotel will be immediately on your left.

PROXY

CONOCO INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
MAY 21, 2002

The undersigned hereby appoints Rick A. Harrington and Archie W. Dunham, and each of them, proxies, with full power of substitution and resubstitution, to vote all shares of common stock of Conoco Inc. which the undersigned is entitled to vote if personally present at the annual meeting of stockholders of Conoco Inc. to be held on May 21, 2002 or at any adjournment or postponement thereof, on each of the items on the reverse side and in accordance with the directions given there, and in their discretion on all other matters that may properly come before the annual meeting and any adjournment or postponement thereof, hereby revoking any proxy heretofore given.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

SEE REVERSE
SIDE

o FOLD AND DETACH HERE o

     ONLINE ACCOUNT ACCESS

     Registered stockholders may access their accounts and obtain online answers to stock transfer questions by signing up for Internet account access at http://gateway.equiserve.com.

     To request an initial password to access your account, you will need to click on “Never Received a Password?” Then enter the Conoco Inc. issue number and your Social Security Number. If you do not have a U.S. Social Security Number, you must enter both the issue number and your account number, which is on your dividend check, to request your initial password.

     CONOCO CONNECTION

     An automatic dividend reinvestment plan is available to all stockholders of record. Participants may also add cash for the purchase of additional shares. A detailed account statement is mailed after each investment. You may also view your account over the Internet if you have Online Account Access (see above). To enroll, please call EquiServe at (800) 317-4445, outside North America call (201) 324-0313.

     DIRECT DEPOSIT OF DIVIDENDS

     Stockholders who would like their dividends directly deposited in a U.S. bank account should contact EquiServe at (800) 870-2340, outside North America call (201) 324-0313.

     ONLINE DELIVERY OF PROXY MATERIAL

     If you vote using the Internet as shown on the reverse, you may elect to receive proxy materials electronically next year in place of receiving printed materials. You will save Conoco printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the annual report, proxy statement and voting form when they become available. If you used a different method to vote, sign up anytime using your stockholder account number at the Internet web site: http://www.econsent.com/coc.

[X]	Please mark your votes as in this example.

This proxy will be voted in the manner directed, or if no direction is given on the returned proxy, the proxy will be voted FOR proposals 1 and 2.

	FOR	WITHHELD				FOR	AGAINST	ABSTAIN
1. Election of Directors For, except vote withheld from the following nominee(s):	[ ]	[ ]	Nominees: 01. Ruth R. Harkin 02. Frank A. McPherson 03. General Charles C. Krulak	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Conoco’s independent accountants for the year ending December 31, 2002	[ ]	[ ]	[ ]

						Check this box if you have comments or change of address and use the back of this card		[ ]

SIGNATURE(S)						DATE
Sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please give full corporate name by authorized officer. If you are voting by mail, please sign, date and return the proxy card promptly using the enclosed envelope.

o FOLD AND DETACH HERE o

[CONOCO LOGO]

CONOCO INC. — ANNUAL MEETING — MAY 21, 2002
CONOCO ENCOURAGES INTERNET OR PHONE VOTING
24 hours a day, 7 days a week
This eliminates the need to return the proxy card.

Log onto the Internet and type: http://www.eproxyvote.com/coc

•	Have your proxy card ready and follow the instructions.

•	You will be able to elect to receive future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

On a touch-tone phone, call toll-free 1-877-779-8683 (in the U.S. and Canada only). You will hear these instructions:

•	Enter the last four digits from your social security number.

•	Enter the control number from the box above, just below the perforation.

•	You will then have two options:

OPTION 1: To vote as the Board of Directors recommends on all proposals; or

OPTION 2: To vote on each proposal separately.

•	Your vote will be repeated to you and you will be asked to confirm it.

Proxies submitted over the Internet or by telephone must be received by 11:00 p.m., Eastern Time, on May 20, 2002.

IF YOU HAVE VOTED BY INTERNET OR PHONE, PLEASE DO NOT RETURN THE PROXY CARD.